Exhibit 21.1
ARLINGTON TANKERS LTD.

WHOLLY-OWNED SUBSIDIARIES
Vision Ltd.
Victory Ltd.
Companion Ltd.
Compatriot Ltd.
Concord Ltd.
Consul Ltd.
Concept Ltd.
Contest Ltd.
Arlington Tankers, LLC